UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2020

First United Corporation

(Exact name of registrant as specified in its charter)

Maryland	0-14237	52-1380770
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

19 South Second Street, Oakland, Maryland 21550

(Address of principal executive offices) (Zip Code)

(301) 334-9471

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	FUNC	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       Director Retirement.

At a meeting of the Board of Directors (the “Company Board”) of First United Corporation (the “Company”) held on July 22, 2020, Elaine McDonald notified the Company Board that she was retiring from the Company Board and from the board of directors (the “Bank Board”) of First United Bank & Trust, a wholly-owned subsidiary of the Company, effective immediately. Ms. McDonald’s decision to retire was based on her changing personal circumstances and her intention to relocate outside of the Company’s market areas. Ms. McDonald’s decision was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. The Company Board thanks Ms. McDonald for her 26 years of dedicated service to the Company and its shareholders, employees, and customers, and wishes her well in her future endeavors.

(d)       Director Election.

On July 22, 2020, the Company Board elected Patricia Milon to the Company Board on June 17, 2020. Ms. Milon will serve as a Class II director until the 2021 annual meeting of shareholders and until her successor is duly elected and qualifies. The Company Board has appointed Ms. Milon to serve on its Nominating and Corporate Governance Committee, Compensation Committee, and Risk and Compliance Committee. Ms. Milon has also been elected to serve on the Bank Board.

Ms. Milon is an accomplished bank regulatory expert, with over 30 years of enterprise risk management and corporate governance experience. She has expertise in mitigation of compliance, legal and regulatory risk through her experience with publicly traded companies in the banking and financial sectors. In addition, Ms. Milon has counseled public companies, privately held firms and fintech companies with respect to achieving business objectives. The Company believes that Ms. Milon’s election will further its board refreshment objectives and, in light of Ms. Milon’s significant regulatory and corporate governance experience, will provide additional expertise in these critical areas of operations.

For her service on the Company Board and the Bank Board, Ms. Milon will receive regular director's fees, which are subject to change at the discretion of the Company Board and the Bank Board and are disclosed each year in the Company’s definitive proxy statement for the annual meeting of shareholders. For the remainder of 2020, Ms. Milon will receive a cash retainer of $9,166.67, a grant of 916 fully-vested shares of common stock of the Company (“Common Stock”), having a grant date fair value of $10,278, and a cash fee of $1,000.00 for each meeting of the Company Board and/or the Bank Board that she attends. The cash fee is reduced to $200.00 when special meetings are called and the meeting lasts less than two hours or is related to regulatory matters. Directors do not receive more than one cash fee when the Company Board and the Bank Board meet together. For her committee service, Ms. Milon will receive a cash fee of $500.00 for attending each meeting of a committee of the Company Board, and a cash fee of $500.00 for attending each meeting of a committee of the Bank Board. Ms. Milon may elect to receive some or all of her cash retainer in shares of Common Stock. The number of shares paid in lieu of a cash retainer is determined by dividing the portion of the cash retainer to be paid in shares by the mean between the high and low sales price of a share of Common Stock on the trading day immediately preceding the payment date, as reported on The NASDAQ Stock Market.

All directors are permitted to participate in the Company’s Amended and Restated Executive and Director Deferred Compensation Plan (subject to any eligibility or other requirements thereof), the material terms of which were summarized in the Company’s definitive proxy statement on Schedule 14A for the 2020 annual meeting of shareholders that was filed with the Securities and Exchange Commission on April 17, 2020 under the heading, “Remuneration of Executive Officers”.

Since the beginning of the Company’s fiscal year ended December 31, 2018, neither the Company nor any of its subsidiaries has engaged in any transaction with Ms. Milon or her related interests for which disclosure would be required pursuant to Item 404(a) of Regulation S-K, and no such transaction is currently proposed for the fiscal year ending December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED CORPORATION

Dated: July 23, 2020	By:	/s/ Tonya K. Sturm
Tonya K. Sturm
Senior Vice President & CFO

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